Exhibit 99.1

ARBN 117 452 454
EXECUTIVE OFFICE 7 Custom House Street PORTLAND, ME, 04101, USA	TELEPHONE (+1) 207- 619-8500 FACSIMILE (+1) 207-553-2250 WEBSITE www.magpet.com

MAGELLAN PETROLEUM CORPORATION PROFIT REPORT

For the Year Ended June 30, 2010

(Dollars quoted are US$)

Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (The Company) reported a consolidated net loss of $1.5 million, or $0.03 per share, on gross revenues of $28.5 million for its fiscal year ended June 30, 2010, as compared to a net income of $665,000 or $0.02 per share, on revenues of $28.2 million in fiscal 2009.

The following is a summary of the financial results for the fiscal year ended June 30, 2010:

REVENUES

Oil sales decreased in Australia due to a 36% decrease in volume due to the sale of the Cooper Basin assets and a 10% decrease in average price per barrel partially offset by the U.S. purchase of a controlling interest in Nautilus Poplar, LLC and an 18% increase in the average exchange rate.

Gas sales decreased due to a 44% decrease in volume resulting from natural field decline and significantly reduced sales to Power and Water Corporation (PWC). Magellan Petroleum Australia Limited’s (MPAL) major customer, Gasgo Pty. Ltd., a subsidiary of PWC of the Northern Territory has contracted with Eni Australia for the supply of PWC’s Northern Territory gas demand requirement for twenty five years. As such, natural gas takes at Mereenie were significantly reduced in the third and fourth fiscal quarters despite exhaustive efforts on a new sales agreement. The Mereenie Producers have advised PWC that pursuant to the terms of the Agreement, Mereenie Producer obligations to PWC under the current MSA4 Agreement will cease effective on September 5, 2010. Further discussions on a new Agreement, through intermediaries, with the Northern Territories Government continue. Mereenie Producers have had and continue to have the ability to provide surety of supply to the city of Darwin and its environs.

Other production related revenues are primarily MPAL’s share of gas pipeline tariff revenues which increased as a result of an increase in Amadeus Gas Trust revenues on Blacktip Gas, MPAL’s portion of a PWC settlement and the 18% increase in the average exchange rate.

COSTS AND EXPENSES

Changes in costs and expenses were as follows:

	Twelve Months Ended June 30,
	2010	2009	$ Variance	% Variance
Production costs	10,116,320	8,153,263	1,963,057	24%
Exploration and dry hole costs	1,273,268	3,475,937	(2,202,669)	(63%)
Salaries and employee benefits	4,816,350	1,708,997	3,107,353	182%
Depletion, depreciation and amortization	4,680,240	6,785,952	(2,105,712)	(31%)
Auditing, accounting and legal services	1,947,901	1,576,509	371,392	24%
Accretion expense	748,209	531,405	216,804	41%
Other administrative expenses	6,707,184	3,969,658	2,737,526	69%
Impairment loss	2,049,616	63,740	1,985,876	3,116%
Gain (Loss) on sale of assets	(6,817,304)	12,072	(6,829,376)	(56,572%)
Warrant Expense	4,276,472		4,276,472
Income tax provision	2,645,763	2,198,422	447,341	20%

Significant changes are discussed below.

Production costs increased due primarily to the acquisition of a controlling member interest in Nautilus Poplar LLC (Nautilus) ($1,400,000) and the acquisition of an additional working interest in the Poplar Fields ($158,000) along with the 18% increase in the average exchange rate partially offset by the sale of the Cooper Basin assets.

Exploration and dry hole costs decreased primarily due to the prior year’s cost ($300,000) related to the write down of the value of U.K. exploration licenses, seismic survey costs related to the Nockatunga fields ($1.6 million) and the sale of our Cooper Basin assets. These costs are partially offset by the 18% increase in the average exchange rate.

Salaries and employee benefits increased mostly due to the payment of employee termination costs ($883,000) at MPAL, non cash expenses related to the award of employee stock options ($1,400,000), the addition of new personnel at MPC ($338,000), the Nautilus acquisition ($331,000) and the 18% increase in the average exchange rate.

Depletion, depreciation and amortization decreased due to lower depletable costs related to the sale of the Cooper Basin assets, partially offset by the 18% increase in the average exchange rate and the acquisition of Nautilus ($448,000).

Auditing, accounting and legal services increased due to legal and accounting costs associated with the Nautilus acquisition, and consulting fees related to the Evans Shoal transaction estimated to be $700,000, and the 18% increase in the average exchange rate.

Accretion expense increased due mostly to the Nautilus and working interest acquisitions ($70,000) along with the 18% increase in the average exchange rate.

Other administrative expenses increased due to the foreign exchange rate on U.S. dollar cash held by MPAL ($168,000), costs relating to the July 2009 closing of the first Young Energy Prize (YEP) equity-investment ($440,000), increased travel costs ($308,000), increased directors’ fees including the addition of three new directors ($250,000), non-cash expense for stock-based compensation to Board members ($103,000), Restricted Stock to Board members ($405,000), increased consulting costs ($725,000), Nautilus acquisition ($138,000) and the 18% increase in the average exchange rate.

Impairment loss increased due to the impairment loss recorded on MPAL’s Udacha assets.

(Gain) loss on the sale of assets increased due to the 2010 $6.8 million gain recorded on the sale of MPAL’S Cooper Basin assets.

Warrant expense (non-cash) increased due entirely to the increase in the fair value of the YEP warrants which was driven by increases in the Company’s stock price. These warrants did not exist in 2009.

Other significant matters

On August 5, 2010, the Company entered into a definitive Securities Purchase Agreement (the “Purchase Agreement”) with YEP, under which the Company has agreed to sell, and YEP has agreed that YEP and/or one or more of its affiliates (collectively, the “Investor”) will purchase, 5,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $3.00 per share, for an aggregate purchase price of $15.6 million (such transaction referred to below as the “Investment Transaction”). Currently, the Investor owns approximately 27% of the outstanding shares of the Company’s Common Stock, calculated as if the warrants to purchase shares of such stock currently held by YEP were fully exercised. The Investment Transaction, upon completion, would result in the Investor owning approximately 33% of the outstanding shares of the Company’s Common Stock, calculated as if such warrants were fully exercised. Nikolay V. Bogachev, a director of the Company since July 2009, is also the President and CEO of YEP as well as an equity owner in each of YEP and the ECP Fund, SICAV-FIS, an affiliate of YEP. The Investment Transaction was the result of a negotiation between a special committee of non-management independent members of the Board of Directors of the Company and YEP.

On March 25, 2010, MPAL executed an agreement with Santos Limited (“Santos”) to purchase Santos’ 40% interest in the Evans Shoal natural gas field (NT/P48), located in the Bonaparte Basin offshore Northern Australia. Under the agreement, Magellan is obligated to pay Santos time-staged cash consideration equal to (AUS) $100 million (U.S. $91 million) for its interest in Evans Shoal. Magellan would also pay additional contingent payments to Santos of (AUS) $50 million (U.S. $45.5 million) upon a favorable partner vote on any final investment decision to develop Evans Shoal and (AUS) $50 million (U.S. $45.5 million) upon first stabilized gas production from NT/P 48. Closing and completion of the purchase is subject to regulatory and other approvals and is expected to occur in the second half of calendar 2010.

On March 9, 2010, the Company entered into a Purchase and Sale Agreement with Hunter Energy LLC under which the Company purchased Hunter’s 25.05% average working interests in the East Popular Unit and Northwest Poplar field. In a separate transaction the Company also purchased a 1.25% interest in the same fields, from a different owner. Magellan, itself and through its subsidiaries, now owns an 83.68% average working interests in the East Poplar Unit and Northwest Poplar field.

On October 15, 2009, the Company acquired an approximate 83.5% controlling member interest in Nautilus Poplar, LLC (“Nautilus”) for aggregate consideration of $9,689,113. Nautilus, based in Denver, Colorado, owns and operates oil development assets in Roosevelt County, Montana known as the East Poplar Unit and the Northwest Poplar field.

Gas Contract

MPAL’s major customer, PWC, has contracted with Eni Australia for the supply of PWC’s Northern Territory gas demand requirement for twenty five years. Natural gas takes at Mereenie were significantly reduced in the third and fourth fiscal quarters subject to exhaustive efforts on a new Sales Agreement. Under the provisions of the MSA4 Sales Agreement, given the low take levels, the Mereenie Producers have advised PWC that pursuant to the terms of the Agreement, Mereenie Producer obligations to PWC under the current MSA4 Agreement will cease effective on September 5, 2010. Further discussions on a new Agreement, through intermediaries, with the Northern Territories Government continue. Mereenie Producers have had and continue to have the ability to provide surety of supply to the city of Darwin and its environs. However, unless MPAL is able to sell uncontracted gas, its future revenues will continue to be substantially reduced. MPAL is actively pursuing gas sales contracts for the remaining uncontracted reserves at Mereenie and Palm Valley. While gas marketing efforts to date have identified several potential customers, the majority have a gas requirement commencing in the 2011-2013 timeframe. There is strong competition within the market with Blacktip gas now available, and MPAL may not be able to contract for the sale of the remaining uncontracted reserves in the short term, but may be able to do so in the longer term with increasing demand from new mining developments and industrial users in the Northern Territory and the adjacent areas of neighbouring states.

As MPAL has not been able to sell its uncontracted gas, its revenues have declined substantially in 2010. Mereenie gas sales were approximately $11.6 million (net of royalties) or 85% of total gas sales for the year ended June 30, 2010 and $12.4 million (net of royalties) or 85% of total sales for the year ended June 30, 2009.

Forward Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the ability of MPAL, with the assistance of the Company, to successfully and timely close the Evans Shoal acquisition, the likelihood and timing of the receipt of proceeds from the YEP private placement transaction due to conditions stipulated in the Securities Purchase Agreement, the ability of the Company to successfully develop a strategy for methanol development, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the profitable integration of acquired businesses, including Nautilus Poplar LLC, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Appendix 4E

Preliminary Final Report

Name of entity
MAGELLAN PETROLEUM CORPORATION

ABN	Financial Year Ended (‘Current Period’)
1. 117 452 454	30 June 2010

2.	Results for Announcement to the Market

				$US’000
2.1 Revenues from Ordinary Activities	up	1.2%	to	28,524

2.2 Profit from Ordinary Activities after Income Tax attributable to Members	down	318%	to	(1,447)

2.3 Net Profit for the period attributable to Members	down	318%	to	(1,447)

2.4 Dividends (distributions)	Amount per security		Franked amount per security

Final dividend	N/A		N/A

Interim dividend	N/A		N/A

2.5 Record date for determining entitlements to the dividend, (in the case of a trust, distribution)	N/A

2.6 Brief explanation of any of the figures in ‘For Announcement to the Market’ section necessary to enable the figures to be understood:

3. Consolidated Statement of Financial Performance for the Financial Year Ended 30 June

Revenues:	2010	2009
	(Unaudited)	(Audited)
Oil sales	$9,886,592	$11,479,660
Gas sales	13,615,755	14,740,296
Other production related revenues	5,022,210	1,970,621

Total revenues	28,524,557	28,190,577

Costs and expenses:
Production costs	10,116,320	8,153,263
Exploratory and dry hole costs	1,273,268	3,475,937
Salaries and employee benefits	4,816,350	1,708,997
Depletion, depreciation and amortization	4,680,240	6,785,952
Auditing, accounting and legal services	1,947,901	1,576,509
Accretion expense	748,209	531,405
Shareholder communications	551,408	633,112
(Gain) Loss on sale of field equipment	(6,817,304)	12,072
Impairment loss	2,049,616	63,740
Other administrative expenses	6,707,184	3,969,658

Total costs and expenses	26,073,192	26,910,645

Operating income (loss)	2,451,365	1,279,932
Warrant Expense	(4,276,471)
Investment and other income	3,012,831	1,583,065

Income (Loss) before income taxes	1,187,725	2,862,997
Income tax expense	2,645,763	2,198,422

Net (loss) income	(1,458,038)	$664,575

Less net income attributable to non-controlling interest in subsidiaries	10,766	—
Net (Loss) attributable to Magellan Petroleum Corporation	(1,447,272)	$664,575

Average number of shares:
Basic	51,410,596	41,500,325

Diluted	53,045,393	41,500,325

Net (loss) income per basic and dilutive share attributable to Magellan Petroleum Corporation common shareholders	$(.03)	$0.02

Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2010.

4. Consolidated Statement of Financial Position as at 30 June

	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$33,591,534	$34,688,842
Accounts receivable — trade (net of allowance for doubtful accounts of $95,912 and $90,102 at June 30, 2010 and 2009, respectively)	4,427,245	5,346,111
Accounts receivable — working interest partners	204,630	500,404
Marketable securities		997,306
Inventories	815,179	847,159
Deferred income taxes	189,236	563,853
Assets held for sale	453,752
Other assets	1,702,091	598,509

Total current assets	41,383,667	43,542,184

Deferred income taxes	5,262,649	5,708,448
Securities available-for-sale (at fair value)	192,417	903,924
Deposit on Evans Shoal	12,850,500
Property and equipment, net:
Oil and gas properties (successful efforts method)	113,646,852	117,617,555
Land, buildings and equipment	3,328,670	2,962,649
Field equipment	5,843,939	868,504

	122,819,461	121,448,708
Less accumulated depletion, depreciation and amortization	(96,905,478)	(103,919,971)

Net property and equipment	25,913,983	17,528,737
Goodwill	4,695,204	4,020,706
Other assets	213,500

Total assets	$90,511,920	$71,703,999

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,387,857	$2,688,342
Accrued liabilities	1,963,223	1,639,284
Demand notes payable	470,000
Current portion of notes payable	451,585
Fair value of derivative contract	101,756
Deferred income taxes	83,400
Income taxes payable	460,617	2,054,052

Total current liabilities	5,918,438	6,381,678

Long term liabilities:
Deferred income taxes	1,157,735	1,923,907
Notes payable	232,430
Other long term liabilities	92,577	70,232
Asset retirement obligations	9,292,556	9,815,262

Total long term liabilities	10,775,298	11,809,401
Commitments (Note 14)	—	—
Equity:
Common stock, par value $.01 per share: Authorized 350,000,000 shares outstanding 52,355,977 at June 30, 2010 and 41,501,000 at June 30, 2009	523,358	415,001
Capital in excess of par value	91,905,062	73,311,075
Accumulated deficit	(23,640,191)	(22,192,919)
Accumulated other comprehensive income	3,116,263	1,979,763

Total equity attributable to Magellan Petroleum Corporation	71,904,492	53,512,920

Non-controlling interest in subsidiaries	1,913,692
Total equity	73,818,184	53,512,920
Total liabilities and equity	$90,511,920	$71,703,999

Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2010.

5. Consolidated Statement of Cash Flows for the Financial Year Ended 30 June

	2010	2009
Operating Activities:
Net (loss) income	$(1,458,038)	$664,575
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain)/loss from disposal of assets	(6,817,304)	12,072
Gain from sale of investments	(1,975,286)	—
Depletion, depreciation and amortization	4,680,240	6,785,952
Accretion expense	748,209	531,405
Deferred income taxes	921,934	(1,618,033)
Stock-based compensation and change in warrant valuation	6,582,223	94,932
Exploration and dry hole costs	—	5,765
Write off of exploration permits	—	359,471
Impairment loss	2,049,616	—
Changes in operating assets and liabilities:
Accounts receivable	2,734,772	1,270,721
Other assets	(105,952)	65,531
Inventories	646,986	203,312
Accounts payable and accrued liabilities	(1,689,063)	1,793,486
Income taxes payable	(3,097,915)	(930,137)

Net cash provided by operating activities	3,220,422	9,239,052

Investing Activities:
Additions to property and equipment	(2,276,128)	(2,430,184)
Proceeds from sale of assets	7,280,402	27,728
Oil and gas exploration activities	(567,343)	(491,490)
Proceeds from sale of securities available for sale	9,615,215	—
Purchase of securities available for sale	(7,259,082)	(559,850)
Proceeds from sale of securities	465,004	—
Marketable securities matured or sold	7,194,090	3,109,611
Marketable securities purchased	(6,196,784)	(2,398,695)
Deposit for purchase of Evans Shoal	(13,788,000)	—
Purchase of controlling interest – Nautilus Poplar LLC	(7,309,113)	—
Cash acquired – purchase of Nautilus Poplar LLC	314,727	—
Purchase of working interest in oil and gas properties	(4,090,170)	—
Increase in restricted cash	(75,444)	—

Net cash used in investing activities	(16,692,626)	(2,742,880)

Financing Activities:
Debt principal payments	(845,147)	—
Proceeds from borrowings	570,000	—
Proceeds from issuance of stock	10,000,000	—
Equity issuance costs	—	(259,879)

Net cash provided by (used in) financing activities	9,724,853	(259,879)

Effect of exchange rate changes on cash and cash equivalents	2,650,043	(6,162,679)

Net increase in cash and cash equivalents	(1,097,308)	73,614
Cash and cash equivalents at beginning of year	34,688,842	34,615,228

Cash and cash equivalents at end of year	$33,591,534	$34,688,842

Cash payments:
Income taxes	4,821,744	4,746,589
Interest on tax settlement	—	—
Supplemental Schedule of Noncash Investing and Financing Activities:
Unrealized holding gains	—	344,074
Revision to estimate of asset retirement obligations	(2,231,849)	(625,962)

Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2010

6. Dividends

No dividends paid

7. Details of Dividend or Distribution Reinvestment Scheme

N/A

8. Consolidated Accumulated Deficit

June 30, 2009	$(22,192,919)
Net loss	(1,447,272)

June 30, 2010	$(23,640,191)

9. Net Tangible Assets per Security

Not required

10. Control Gained over Entities having Material Effect

On October 15, 2009, the Company acquired an approximate 83.5% controlling member interest in Nautilus Poplar, LLC (“Nautilus”) for aggregate consideration of $9,689,113. Nautilus, based in Denver, Colorado, owns and operates oil development assets in Roosevelt County, Montana known as the East Poplar Unit and the Northwest Poplar field.

Loss of Control of Entities having Material Effect

N/A

11. Details of Associate and Joint Venture Entities

N/A

12. Other Significant Information

Sale of Cooper Basin Assets

During the quarter ended December 31, 2009, the Company entered into agreements to sell all of its assets located in the Cooper Basin, Australia. The proceeds from the series of transactions to sell the Cooper Basin assets, which includes Nockatunga, Kiana, and Aldinga oil fields and other miscellaneous exploration licenses (subject to final sale agreements) are expected to total AU$9.975 million, subject to final accounting adjustments. These assets, which related to the MPAL reporting segment, are being disposed of because they are non-core to our strategies. All of these properties were previously carried in property and equipment at $20,684,459, net of accumulated depletion of $17,094,936.

The Nockatunga, Kiana and Aldinga oil fields and certain exploration licenses were sold in the twelve months ended June 30, 2010. The Company recorded a gain of approximately $6.8 million ($4.8 million net of tax) for the twelve months ended June 30, 2010, related to the sale of these assets.

The sale of the remaining Cooper Basin Assets, which includes certain exploration licenses, is expected to be completed prior to September 30, 2010. These assets are included in assets held for sale.

The Company also recorded an impairment loss in the year ended June 30, 2010 of approximately $2 million. $1.6 million related to its Udacha assets, PEL91 and 106, located in the Cooper Basin. This loss reflected the difference in the expected sales price and the net book value of the assets at December 31, 2009, and is reported as an impairment loss in the statement of income.

Evans Shoal Agreement

On March 25, 2010, MPAL entered into an agreement with Santos Limited (Santos) to purchase Santos’ 40% interest in the Evans Shoal natural gas field (NT/P48), located in the Bonaparte Basin offshore Northern Australia.

Under the agreement, Magellan is obligated to pay Santos time-staged cash consideration equal to (AUS) $100 million (U.S. $91 million equivalent) for its interest in Evans Shoal on or before December 25, 2010. Magellan would also pay additional contingent payments to Santos of (AUS) $50 million (U.S.$45.5 million) upon a favorable partner vote on any final investment decision to develop Evans Shoal and (AUS) $50 million (U.S.$45.5 million) upon first stabilized gas production from NT/P 48. Closing and completion of the purchase is subject to regulatory and other approvals and is expected to occur in December of 2010.

The Company is currently working toward initiatives including but not limited to; new equity financing options, private investment and or partner contributions to meet the financial commitments related to this agreement. The first segment of the transaction was a cash deposit of (AUS) $15 million (U.S. $12.9 million) which is included in the consolidated balance sheet at June 30, 2010. If the deadline to raise the remaining funds cannot be met and negotiations to extend the time are not made, under certain circumstances the Company could lose its rights to the deposit. However, the Company believes this is unlikely.

Acquisitions

Acquisition of controlling member interest in Nautilus Poplar LLC

On October 15, 2009, we acquired an approximate 83.5% controlling member interest in Nautilus. Based in Denver, Colorado, Nautilus owns and operates oil development assets in Roosevelt County, Montana known as the East Poplar Unit and the Northwest Poplar field. Consideration for this acquisition consisted of a cash payment totaling approximately $7.3 million, issuance of 1.7 million new shares of Company Common Stock (valued at $1.40 per share on the date of the acquisition), and the assumption of $1.5 million of debt. The controlling interest in Nautilus was purchased from White Bear LLC and YEP I, SICAV- FIS, entities affiliated with Nikolay Bogachev, a director of the Company. In addition, Thomas Wilson, a director of the Company, has a direct ownership interest in Nautilus.

Nautilus was acquired to gain a presence in the United States and is a business mechanism to grow oil production in an attractive, stable environment. The Poplar Field area is an underexploited area with a wide range of development strategies used effectively in similar fields in the Basin but not yet in Montana.

The purchase was accounted for under the acquisition method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The results of Nautilus’ operations have been included in the consolidated financial statements since October 15, 2009.

Acquisition of working interest in Poplar Fields

On March 9, 2010, the Company entered into a Purchase and Sale Agreement with Hunter Energy LLC under which the Company assumed Hunter’s 25.05% average working interests in the Poplar fields. On March 8, 2010, the Company also acquired a 1.25% average working interest in the same fields from Nautilus Technical Group (NTG).

Magellan itself and through its subsidiaries, now owns an 83.68% average working interests in these Montana fields, after consideration of its controlling interest in Nautilus.

Nautilus will continue to serve as the operator of the Poplar Fields.

A working interest in an oil and gas property is considered a business for reporting purposes. As such, the purchases were accounted for under the acquisition method of accounting. Therefore, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The allocation of the purchase price has been prepared based on preliminary estimates of fair values and is subject to revision for changes in the estimated fair value.

Gas Contract

MPAL’s major customer, PWC, contracted with Eni Australia in 2006 for the supply of PWC’s Northern Territory gas demand requirement for twenty five years, commencing January 2009. Eni Australia expected to commence sales from its Blacktip field offshore of the Northern Territory in January 2009, however, the Blacktip development encountered significant delays and only commenced partial production in September 2009 with full production not achieved until February 2010. The Mereenie Producers continued to supply PWC’s gas requirements on a reasonable endeavors basis to supplement Blacktip gas sales until early February, 2010. MPAL is actively pursuing gas sales for the remaining uncontracted reserves.

As MPAL has not been able to sell its uncontracted gas, its revenues have declined substantially in 2010. Mereenie gas sales were approximately $11.6 million (net of royalties) or 85% of total gas sales for the year ended June 30, 2010 and $12.4 million (net of royalties) or 85% of total sales for the year ended June 30, 2009.

13. Accounting Standards for Foreign Entities

US Generally Accepted Accounting Principles

14. Commentary on Results for the Period

15. Impact of Adopting Australian Equivalents to IFRS

N/A

16. Audited Accounts

This report is based on accounts which are in the process of being audited.

17. Likely Dispute or Qualification

N/A

Date: August 31, 2010

By:	/s/ Antoine J. LaFargue
Antoine J. LaFargue Chief Financial and Accounting Officer